Exhibit 10.2

CREDIT LINE AGREEMENT No.26/12

Almaty City	26th of December 2007

“Sberbank” SB JSC, hereinafter referred to as “the Bank”, represented by the Vice-Chairman of the Management Board, Mrs. Nurmanbetova Leila Aimukhambetovna, acting on the basis of the Articles of Association and Order No.210 км dated the 24th of December 2007, on the one part, and “SM MARKET RETAIL” Limited Liability Partnership, hereinafter referred to as “the Borrower”, represented by the Director, Mrs. Yazdigani Farida Idayatovna, acting on the basis of the Articles of Association, on the second part, and “ELIKA” Limited Liability Partnership, hereinafter referred to as “the Co-borrower 1”, represented by the Director, Mr. Papanov Efim Vitaliyevich, acting on the basis of the Articles of Association, on the third part, and “Vympel Group” Limited Liability Partnership, hereinafter referred to as “the Co-borrower 2”, represented by the Director, Mrs. Akbalayeva Gulbanu Sydykovna, acting on the basis of the Articles of Association, on the forth part, and “InterBeer” Limited Liability Partnership, hereinafter referred to as “the Co-borrower 3”, represented by the Director, Mr. Salduzi Alexandr Gusseinovich, acting on the basis of the Articles of Association, on the fifth part, (in addition, “the Co-borrower 1”, “the Co-borrower 2”, and “the Co-borrower 3” shall be hereinafter referred to as the “the Co-borrower”), hereinafter jointly referred to as “the Parties”, have concluded this Credit Line Agreement (hereinafter referred to as “the Agreement”) concerning the following:

The Borrower and the Co-borrower shall jointly represent one party, which is hereinafter referred in this Agreement as “the Borrower”, and all of the rights and obligations of the Borrower shall equally relate to the Borrower and the Co-borrower; the Borrower and the Co-borrower shall jointly and severally comply with the terms and conditions of this Agreement and bear obligations under this Agreement in full.

ARTICLE 1. Definitions.

1.1. The words, terms and expressions used in the Agreement, as well as appendices hereto, shall have the following meanings, unless otherwise expressly provided for in the text of the Agreement:

Accessory (Credit) Agreements, Accessory (Credit) Agreement (hereinafter referred to as the Accessory Agreements, Accessory Agreement)	shall mean the agreements concluded within the framework of this Agreement according to the form prescribed by the Bank, whereby the Credit line is granted to the Borrower;
Credit line	shall mean a bank loan granted to the Borrower under this Agreement;
Credit limit	shall mean a limit amount of the Credit line;
Credit	shall mean an amount of the Credit line granted to the Borrower;
Security
shall mean methods for guaranteeing fulfillment by the Borrower of the obligations under this Agreement, including obligations mentioned in Appendix No.1 to this Agreement, all together and each individually.

ARTICLE 2. Subject of the Agreement.

2.1. The Bank shall open the Credit line for the Borrower subject to the following terms and conditions:
a) the Credit limit in amount of 575 277 600 (Five hundred and seventy-five million two hundred and seventy-seven thousand six hundred) tenge;
b) period of the Credit line: from the 26th of December 2007 until the 26th of December 2010;
c) period of availability of the Credit line: until the 26th of June 2010;
d) fee rate for use of the Credit is 12% (Twelve per cent) per annum. From the 26th of March 2008 a variable fee rate depending on amount of the quarterly total credit turnovers of the following companies: “ELIKA” Limited Liability Partnership, “SM MARKET RETAIL” Limited Liability Partnership, “Vympel Group” Limited Liability Partnership, and “InterBeer” Limited Liability Partnership, shall be set according to the following scheme:

Amount of quarterly turnovers	Fee rate
More than 1 500 000 000 (One billion five hundred million) tenge	12% (Twelve per cent) per annum
Up to 1 500 000 000 (One billion five hundred million) tenge	14% (Fourteen per cent) per annum

In addition, the following shall not be taken into consideration in calculation of the credit turnovers:

1. turnovers related with the Credit granting;
2. turnovers arisen as a consequence of receipt of money from conversion transactions upon sale of cash from current accounts opened in a foreign currency;
3. turnovers arisen as a consequence of mutual settlement of payments of a group of the companies mentioned above.

In case of violation of the terms and conditions of paragraphs i) and j) of clause 3.3 of article 3 of the Agreement, the Bank shall be entitled to unilaterally set a fee rate for use of the Credit equal to 15% per annum.
2.2. Designated purpose of the Credit shall be specified in the Accessory Agreement.
2.3. Specific terms and conditions of granting the Credit line, in particular: amount of the Credit, fee rate, periods for use of the Credit, procedure for and terms of repayment of the Credit, responsibility for failure to fulfil and/or improper fulfillment of the obligations under this Agreement, shall be specified on the basis of the Accessory Agreements/other agreements concluded in the context and in pursuance of this Agreement and being integral parts hereof.
2.4. In case the Credit is granted to the Borrower under the Accessory Agreement in a currency other than currency stated in clause 2.1 of the Agreement, the Bank shall, for the purposes of accounting an amount of the Credit limit used by the Borrower, convert an amount of granted Credit to a currency mentioned in clause 2.1 of the Agreement at a rate fixed by the Bank for that currency as of a day on which the Credit is granted.

ARTICLE 3. Rights and Obligations of the Bank and the Borrower.

3.1. The Bank shall be entitled:
a) to request and obtain from the Borrower required information and documents within a period stated by the Bank;
b) to demand to fulfil the Borrower’s obligations under the Agreement, any Accessory Agreement both in full and with respect to a debt;
c) to change the terms and conditions of the Accessory Agreements, including a fee rate and charges for risks, currency of the Credit, terms for payment of amounts of the Credit, fee and charges for risks, upon expiration of 10 (Ten) calendar days from a day on which the Bank has sent a notice to the Borrower, in case, in opinion of the Bank, there is a change of the conditions for carrying out of activity by the Bank, which change is disadvantageous for the Bank, including change related with: issue of the acts of legislative and/or other public bodies of the Republic of Kazakhstan; changes in the money market and/or capital market; change of refinancing rate, foreign exchange rates, inflation rate, and devaluation rate;
d) at its own discretion to suspend or terminate granting the Credit line, to refuse the Borrower to conclude the Accessory Agreement, including if as a result of granting of the Credit line or conclusion of the Accessory Agreement the Bank will violate any of prudential standards set by the authorized bodies of the Republic of Kazakhstan for the second-tier banks, or the Bank has serious ground to believe that the Borrower may not fulfil obligations under this Agreement within fixed terms, as well as in any other cases without a notice to the Borrower;
e) to indisputably withdraw (debit) without acceptance and in any currency all of the amounts of overdue debt of the Borrower, including amounts of: the Credit, fee, charges, including those ones provided for by the Bank’s tariffs effective at the moment of a relative transaction, expenses and losses related with violation by the Borrower of the obligations under the Agreement, including expenses on notarization of authenticity of copies of the Agreement applied to payment documents of the Bank:

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by way of direct debiting of bank accounts of the Borrower opened with the Bank on the basis of orders of the Bank or other documents provided for by the effective legislation of the Republic of Kazakhstan and/or internal regulatory documents of the Bank, and/or

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by presenting payment demand-orders or other documents, which are required for acceptance-free and/or indisputable withdrawal (debiting) of cash to be executed without acceptance, to the Borrower’s bank accounts opened with the Bank and/or any other banks, organizations making particular types of banking operations, and other credit organizations in the Republic of Kazakhstan.

If amount of money on the Borrower’s bank account is sufficient, a payment document of the Bank must be executed to the amount of money stated therein, and in order to withdraw (debit) the whole amount of money stated in the Bank’s payment document, and in case that amount of money is not sufficient, such a document shall be kept in the File to the bank account of the Borrower.

In the event of withdrawal of money without acceptance in a currency other than currency of the Credit, withdrawn money  shall be converted to the Credit currency or to tenge in accordance with the requirements of the exchange regulation laws at option of the Bank at a rate fixed by the Bank for sale or purchase of withdrawn currency or currency of the Credit and/or at a rate to be fixed by the Bank of withdrawn currency to currency of the Credit subject to deduction from converted amount of a charge for conversion fixed by the Bank’s tariffs.

3.2. The Borrower shall be entitled:
a) to early repay a debt under the Agreement subject to a written notice to the Bank 10 (Ten) business days prior to a date of early payment;
b) in case of disagreement with new terms and conditions of the Agreement and/or Accessory Agreements specified in accordance with paragraph c) of clause 3.1 of the Agreement, the Borrower shall be entitled to early repay in full the whole amount of a debt to the Bank, including amount of the Credit, amount of a fee accrued at the moment of such repayment, amounts of charges, other expenses and losses of the Bank, subject to prior written notice to the Bank not later than 10 (Ten) banking days from expiration of a period mentioned in paragraph c) of clause 3.1, in accordance with the terms and conditions of this Agreement and Accessory Agreements.

3.3. The Borrower undertakes:
a) to immediately (not later than three banking days) notify in writing the Bank of:

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circumstances, which may adversely affect proper fulfillment by the Borrower of the obligations under the Agreement and/or fulfillment by third persons provided the Security of the obligations under Security Agreements;

-	proposed liquidation or reorganization of the Borrower and/or third persons provided the Security;
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attachment and/or other encumbrances on property of the Borrower, including cash on its bank accounts with any banks, organizations making particular types of banking operations and other credit organizations;

-	proceedings in national courts, court of referees/international arbitration, with participation of the Borrower;
-	contestation by any third person of validity of the Agreement and/or Security Agreement;
-	worsening or threat of worsening of a state of property transferred as security under the Security Agreement;

b) to reorganize; to conclude pledge, loan (including bank loan) agreements with third person; to give guarantees, sureties in favour of third person; to encumber and/or to alienate intangible and/or fixed assets; to encumber and/or to assign accounts receivable, future incomes, as well as to acquire shares or interest in the authorized capital stock of a legal entity only by written consent of the bank;
c) to immediately (not later than after three banking days) notify in writing the Bank of: amendments and/or alterations made to the Borrower’s constituent documents; re-registration of the Borrower; opening by the Borrower of bank accounts with the banks, organizations making particular types of banking operations and other credit organizations in the Republic of Kazakhstan and abroad stating a number of such an account and name of a bank; changes of its mail and bank details, legal address, members (shareholders) and governing/executive bodies of the Borrower;
d) within a period specified by the Bank: to duly register the Security provided by the Borrower and to guarantee duly registration of the Security provided by third persons, as well as to provide additional security acceptable by the Bank, in case the Bank ascertain the fact of reduction in value or safety of the Security, as well as in any other cases on demand of the Bank;
e) to pay a charge to the Bank for extension of the term of the Credit equal to 0,25% of amount of the Credit, term of payment of which shall be extended, not later than within 10 days from a date of each extension;
f) to pay a charge to the Bank equal to 0,5% (zero point five per cent) of amount of the Credit limit for granting the Credit. A charge for execution of the credit documents shall be collected in accordance with the Tariffs for services effective in the Bank, i.e. 14 905 (Fourteen thousand nine hundred and five) tenge;
g) to a charge to the Bank for servicing the Credit, including any part thereof, which charge shall be equal to 7 monthly calculated indices fixed for a relative financial year, not later than on the 26th of December on annual basis starting from the 26th of December 2007;
h) charge for registration of changes of the terms and conditions of crediting in amount of 14 905 (Fourteen thousand nine hundred and five) tenge;
i) to provide the Bank with personal guarantees from Mr. Salduzi Edgar Eldarovich and Mrs. Akbalayeva Gulbanu Sydykovna within a period until the 25th of January 2007;
j) to provide the Bank with the Agreements of Pledge (Mortgage) of Real Estate mentioned in paragraphs 1, 2, and 3 of Appendix No.1 to the Agreement registered in the authorized public body within a period before the 10th of January 2008.

3.4. The Borrower agrees that the Bank shall withdraw (debit) without acceptance the amounts of charges mentioned in paragraph f) of this article from the Borrower’s current account immediately after signing this Agreement, and if amount on the Borrower’s account is not sufficient – on a day on which the first instalment of the Credit was granted, at the expense of the Credit granted.

ARTICLE 4. Early Discharge by the Borrower of Obligations, Charges, Responsibility.

4.1. The Bank shall be entitled: to refuse to perform the Agreement in proportion to a part of the Credit line, which was not granted, without a notice to the Borrower; to demand from the Borrower to early, within a period specified by the Bank, discharge all of the obligations under the Agreement (Accessory Agreements); to enforce the Security, in case:

a) the Borrower and/or the Borrower and/or third person provided the Security under the Security Agreement violates any of the obligations under the Agreement (Accessory Agreements); or
b) there are circumstances, which cause the Bank to believe that there is threat of proper fulfillment by the Borrower of the obligations under the Agreement, including: contestation of validity of the Agreement and/or any Accessory Agreement, and/or Security Agreement by third persons, including creditors of the Borrower, its members/shareholders, etc.; proposed liquidation or reorganization of the Borrower and/or third persons provided the Security; documents and/or information submitted by the Borrower to the Bank are not reliable and/or complete; death or recognition of the sole member or shareholder of the Borrower or a member of the sole executive body of the Borrower as missing in accordance with the effective legislation of the Republic of Kazakhstan; the Borrower has obligations to third persons in considerable, in opinion of the Bank, amount; threat of partial or full loss of the Security.
4.2. In case the Bank, for the grounds provided for by the Agreement and/or legislation of the Republic of Kazakhstan, makes a written demand to early repay the total debt on the Credit line, the Borrower shall additionally, simultaneously with repayment of the total debt on the Credit line, pay a charge for such early repayment equal to 6% per annum of unpaid amount of the Credit line (amount of remaining principal debt) to the Bank, or, in case of compulsory/extrajudicial collection, the Bank shall collect such a charge on its own, for 180 (One hundred and eighty) days. Demand on payment of a charge mentioned in this clause shall be the bank’s right and it shall be made by the latter in writing.

4.3. Amounts of charges, except for charges accrued under the Accessory Agreements for financing in tenge, will be accrued in currency of the Credit, and the Borrower will pay these amounts in tenge in amount fixed at a rate of sale of foreign currency, in which the Credit is granted, fixed by the Bank subject to amount of a charge of the Bank for conversion of obtained amounts from tenge to currency of the Credit.
4.4. The Bank and the Borrower shall bear responsibility to each other under the Agreement (Accessory Agreements) in accordance with the legislation of the Republic of Kazakhstan, and compulsory condition of attachment of responsibility of the Bank shall be intentional guilt of the Bank caused real damage of the Borrower. The Borrower shall bear burden of proof of the Bank’s fault. Moral damage and loss of profit shall not be indemnified by the Bank under any circumstances.

ARTICLE 5. Miscellaneous.

5.1. This Agreement shall come into force from signing by the Parties and be valid until a date of repayment of the whole amount of debt of the Borrower under the Agreement, including amount of: the Credit, fee, charges, expenses and losses related with violation by the Borrower of the obligations under this Agreement irrespective of expiration of the term of the Credit line specified in clause 2.1 of this Agreement or demand of the Bank to the Borrower to early repay the whole amount of debt under this Agreement.
5.2. Hereby the Borrower agrees that the Bank provides information about the Borrower and terms and conditions of this Agreement (Accessory Agreements) to the data base of the credit bureaus, as well as information connected with fulfillment by the Parties of their obligations under this Agreement (Accessory Agreements). The Borrower’s application for provision of information mentioned above by the Bank to a credit bureau dated the 24th of December 2007 was obtained.
5.3. The Parties shall settle any dispute, demand or claim related/arising in connection with conclusion, duly performance by the Parties of this Agreement or invalidity hereof (disputes under the Agreement) applying substantive law of the Republic of Kazakhstan according to the procedure provided for by the legislation of the Republic of Kazakhstan, in a court at location of the Bank or a branch thereof – at discretion of the Bank.
5.4. Each Accessory Agreement shall be integral part of the Agreement. Provisions of the Agreement shall be directly applied to all legal relations arising between the Bank and the Borrower in connection with conclusion and performance of the Accessory Agreement.
5.5. In case of discrepancies between the Agreement and the Accessory Agreement the terms and conditions of the Agreement shall prevail and be applied, unless otherwise specified by the Bank in writing.
5.6. Any change of the terms and conditions of the Agreement, except for the cases provided for by this Agreement, shall be executed as relative Collateral agreements to this Agreement. Collateral agreements to this Agreement shall be signed by representatives of the Bank and the Borrower.
5.7. The Bank will send any correspondence relating to the Agreement and/or Accessory Agreement to the Borrower. Correspondence shall be deemed duly sent and received by the Borrower, if it is sent by registered, courier mail to the Borrower’s address stated in this Agreement and/or Accessory Agreement or served to the Borrower by special delivery. In case of change of address of the Borrower and failure to notify the Bank, correspondence sent to the last known address officially specified by the Borrower to the Bank shall be deemed duly delivered. Sufficient confirmation of the fact of sending of correspondence shall be a receipt obtained by the Bank from a post organization. The Bank shall not bear risk of losses and/or theft of correspondence after a receipt is obtained. In addition, correspondence shall be deemed delivered to the Borrower upon expiration of 3 (Three) calendar days from sending thereof.
5.8. The Agreement was drawn up in Russian in two counterparts, one of them shall be delivered to each of the parties, and both shall have equal legal force.

LEGAL ADDRESSES AND BANK DETAILS OF THE PARTIES:

BANK: “Sberbank” SB JSC, 30/26, Gogol St./Kaldayakov St., Almaty City, Republic of Kazakhstan, IIC 900161414 at the Monetary Operation Accounting Department (Division for Servicing Correspondent Accounts and Payments) of the National Bank of the Republic of Kazakhstan, code 125, BIC 190501914, Taxpayer Registration Number 600900050984. Residence sign – 1, economy sector code – 4.

BORROWER: “SM MARKET RETAIL” Limited Liability Partnership, legal and actual address: 38, Dostyk Ave., Almaty City, Republic of Kazakhstan, Taxpayer Registration Number 600900584869, IIC 035467997 at “Sberbank” SB JSC, residence sign – 1, economy sector code – 7.

CO-BORROWER 1: “ELIKA” Limited Liability Partnership, legal and actual address: 57, microdistrict 1, apt. 37, Almaty City, Republic of Kazakhstan, Taxpayer Registration Number 600900165637, IIC 035467094 at “Sberbank” SB JSC, residence sign – 1, economy sector code – 7.

CO-BORROWER 2: “Vympel Group” Limited Liability Partnership, legal and actual address: 12, Vesnovka St., microdistrict Dorozhnik, Almaty City, Republic of Kazakhstan, Taxpayer Registration Number 600500082273, IIC 035467395 at “Sberbank” SB JSC, residence sign – 1, economy sector code – 7.

CO-BORROWER 3: “InterBeer” Limited Liability Partnership, legal and actual address: 95 b, Angarskaya St., Almaty City, Republic of Kazakhstan, Taxpayer Registration Number 600400507879, IIC 035467793 at “Sberbank” SB JSC, residence sign – 1, economy sector code – 7.

BANK /signature/ (Nurmanbetova L.A.) /Seal/	BORROWER /signature/ (Yazdigani Farida Idayatovna) /Seal/
CO-BORROWER 1 /signature/ (Papanov Efim Vitaliyevich) /Seal/	CO-BORROWER 2 /signature/ (Akbalayeva Gulbanu Sydykovna) /Seal/
CO-BORROWER 3 /signature/ (Salduzi Alexandr Gusseinovich) /Seal/

Appendix No.1
to the Credit Line Agreement
No.26/12 dated
the 26th of December 2007

Methods of security (type, amount) of discharge of the Borrower’s obligations under the Agreement:

1.
Real estate – a land plot of area of 0,8600 ha, cadastral number 03-046-155-710, located at: plot without number, Otegen Batyr settlement, Energetichesky settlement district, Iliysky district, Almaty oblast, assessed value of which amounts to 124 134 000 (One hundred and twenty-four million one hundred and thirty-four thousand) tenge, owned by the right of ownership by “LUCH-2” Limited Liability Partnership;

2.
Real estate – a land plot of area of 1,8973 ha, cadastral number 03-046-156-850, located at: 19,0 km, Almaty-Zhetygen highway, Otegen Batyr settlement, Iliysky district, Almaty oblast, assessed value of which amounts to 238 146 000 (Two hundred and thirty-eight million one hundred and forty-six thousand) tenge, owned by the right of ownership by “LUCH-2” Limited Liability Partnership;

3.
Real estate – a land plot of area of 2,8 ha, cadastral number 20-314-037-084, located at: 1, Tatibekov St., Zhetyssusky district, Almaty City, assessed value of which amounts to 3 160 422 000 (Three billion one hundred and sixty million four hundred and twenty-two thousand) tenge, owned by the right of ownership by “LUCH-2” Limited Liability Partnership;

4.	Personal guarantee from Mr. Salduzi Edgar Eldarovich;
5.	Personal guarantee from Mrs. Akbalayeva Gulbanu Sydykovna.

BANK /signature/ (Nurmanbetova L.A.) /Seal/	BORROWER /signature/ (Yazdigani Farida Idayatovna) /Seal/
CO-BORROWER 1 /signature/ (Papanov Efim Vitaliyevich) /Seal/	CO-BORROWER 2 /signature/ (Akbalayeva Gulbanu Sydykovna) /Seal/
CO-BORROWER 3 /signature/ (Salduzi Alexandr Gusseinovich) /Seal/

Appendix No.1
to the Credit Line Agreement
No.26/12 dated
the 26th of December 2007

Additional, including financial, obligations of the Borrower:

1. To make all payments under the Agreement without any withholdings, including amounts of taxes withheld from source of payment, and, in case of withholdings, to obligatory increase payable amounts so that the Bank obtains in full all amounts due to it;
2. To provide the Bank with a list of all bank accounts of the Borrower with all banks, organizations making particular types of banking operations and other credit organizations in the Republic of Kazakhstan and abroad, as well as information about availability and amount of a debt of the Borrower to the same;
3. To include condition concerning acceptance of unsatisfied payment demands-orders of the Bank to the File and storage during one year into all bank account agreements concluded by the Borrower with the other banks, organizations making particular types of banking operations and other credit organizations and to be concluded hereafter;
4. To indemnify the Bank, within three days from receipt of the Bank’s demand, for amount of expenses related with visit of the Bank’s employees to the place of location of the property provided as the Security or that one of the Borrower in connection with:

•	examination and/or evaluation of property provided as the Security;
•	conclusion and/or registration of Security Agreements and/or collateral agreements thereto;
•	project monitoring;
•	Security monitoring;
•	threat of violation of the obligations under the Agreement and/or any of Security Agreements;

5. To provide the Bank the following statements within the terms mentioned below:

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on quarterly basis, not later than on the 20th day upon expiration of each quarter, as well as on demand of the bank – the financial statements and/or any other information (documents, details, certificates) required to ascertain financial position of the Borrower;

•	not later than two calendar months after end of a financial year – copies of the financial accounts for a reporting period affixed with a seal of the Borrower;

6. Not to reduce average monthly credit turnover, without taking into consideration the credit resources, provisional financial assistance, and intercompany payments, on current accounts of the Borrower with the Bank, amount of which shall be specified by the Bank.

BANK /signature/ (Nurmanbetova L.A.) /Seal/	BORROWER /signature/ (Yazdigani Farida Idayatovna) /Seal/
CO-BORROWER 1 /signature/ (Papanov Efim Vitaliyevich) /Seal/	CO-BORROWER 2 /signature/ (Akbalayeva Gulbanu Sydykovna) /Seal/
CO-BORROWER 3 /signature/ (Salduzi Alexandr Gusseinovich) /Seal/